SENSATA TECHNOLOGIES REPORTS FIRST QUARTER 2018 FINANCIAL RESULTS
Company reports 6.4% organic revenue growth, expands adjusted EBIT margins by 130 basis points on an organic basis, and delivers organic adjusted EPS growth of 15.5%

Swindon, United Kingdom – April 24, 2018 - Sensata Technologies (NYSE: ST), an industrial technology company and a leading provider of sensors, today announced financial results for its first quarter ended March 31, 2018.
Revenue in the first quarter of 2018 was $886.3 million, an increase of $79.0 million, or 9.8%, from revenue of $807.3 million in the first quarter of 2017. Excluding a 3.4% positive effect from changes in foreign exchange rates, Sensata reported organic revenue growth of 6.4% in the first quarter of 2018.
Net income in the first quarter of 2018 grew 26.1%, totaling $90.5 million, which was 10.2% of revenue or $0.52 per diluted share, compared to net income of $71.7 million in the first quarter of 2017, which was 8.9% of revenue or $0.42 per diluted share. Adjusted net income in the first quarter of 2018 grew 21.0%, totaling $147.0 million, which was 16.6% of revenue, or $0.85 per diluted share, compared to adjusted net income of $121.5 million in the first quarter of 2017, which was 15.0% of revenue or $0.71 per diluted share. Changes in foreign exchange rates increased Sensata's adjusted earnings per share by $0.03 in the first quarter of 2018 compared to the prior year period.
“Our strong organic revenue growth in the first quarter of 2018 reflects accelerating growth in our automotive business and sustained momentum in our industrial and heavy vehicle & off road businesses,” said Martha Sullivan, President and Chief Executive Officer. “We reported 15.5% organic growth in adjusted EPS in the first quarter, which was driven by increasing our adjusted EBIT margins by 130 basis points on an organic basis. During the quarter, we also completed the re-domicile to the United Kingdom, which will provide us greater optionality to return cash to shareholders through share repurchases. As we look forward to the remainder of 2018, we expect to drive above market revenue growth, report robust margin expansion, deliver double-digit EPS growth, and effectively deploy capital to create value for shareholders."
Sensata’s ending cash balance at March 31, 2018 was $828.3 million, an improvement from $753.1 million as of December 31, 2017. During the first quarter ended March 31, 2018, Sensata generated operating cash flow of $123.3 million and free cash flow of $92.3 million. The Company’s net debt at March 31, 2018 was $2,473.2 million, a reduction of $86.2 million from December 31, 2017.

Segment Performance

	Three months ended
$ in 000s	March 31, 2018	March 31, 2017
Performance Sensing revenue	$662,829	$600,143
Performance Sensing profit	169,410	151,736
% of Performance Sensing revenue	25.6%	25.3%

Sensing Solutions revenue	$223,464	$207,128
Sensing Solutions profit	71,884	67,438
% of Sensing Solutions revenue	32.2%	32.6%
Performance Sensing’s profit as a percentage of revenue totaled 25.6% in the first quarter of 2018. Excluding the impact of changes in foreign exchange rates, Performance Sensing’s profit as a percentage of revenue was 26.0%, an increase of 70 basis points in the first quarter of 2018. Sensing Solutions’ profit as a percentage of revenue totaled 32.2% in the first quarter of 2018. Excluding the impact of changes in foreign exchange rates, Sensing Solutions’ profit as a percentage of revenue was 32.4%, a decrease of 20 basis points in the first quarter of 2018.
Guidance
For the second quarter ending June 30, 2018, Sensata anticipates revenue to total between $891 million and $915 million, compared to $839.9 million in the second quarter of 2017, representing organic revenue growth of 3 to 5 percent. Additionally, the Company expects adjusted net income to be between $156 and $162 million and adjusted earnings per share to be between $0.90 and $0.94 in the second quarter of 2018, representing organic EPS growth of 5 to 10 percent.

Sensata anticipates revenue to be between $3.475 billion and $3.575 billion for full year 2018, which would represent organic revenue growth of between 3 and 5 percent. For full year 2018, Sensata expects adjusted EBIT to be between $818 and $846 million. Additionally, the Company expects adjusted net income to be between $617 million and $645 million and adjusted earnings per share to be between $3.57 and $3.73 for full year 2018, which would represent organic growth of 9 to 13 percent. Sensata expects that changes in foreign currency exchange rates will increase revenues by approximately 2 to 3 percent and will increase adjusted earnings per share by $0.10 to $0.14 for full year 2018.
Conference Call & Webcast
Sensata will conduct a conference call today at 8:00 AM eastern time to discuss its first quarter financial results and its outlook for the second quarter and full year 2018. The dial-in numbers for the call are 1-844-784-1726 or +1-412-380-7411 and callers can reference the Sensata first quarter 2018 earnings call. A live webcast and a replay of the conference call will also be available on the investor relations page of Sensata’s website at http://investors.sensata.com. Additionally, a replay of the call will be available until May 1, 2018. To access the replay dial 1-877-344-7529 or 1-412-317-0088 and enter confirmation code: 10117948.

About Sensata Technologies
Sensata Technologies is one of the world's leading suppliers of sensing, electrical protection, control and power management solutions with operations and business centers in twelve countries. Sensata's products improve safety, efficiency, and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, ventilation and air conditioning, data, telecommunications, recreational vehicle, and marine applications. For more information, please visit Sensata's website at www.sensata.com.
Non-GAAP Financial Measures
We supplement the reporting of our financial information determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measures. We use these non-GAAP financial measures internally to make operating and strategic decisions, including the preparation of our annual operating plan, evaluation of our overall business performance, and as a factor in determining compensation for certain employees. We believe presenting non-GAAP financial measures is useful for period-over-period comparisons of underlying business trends and our ongoing business performance. We also believe presenting these non-GAAP measures provides additional transparency into how management evaluates the business.
Non-GAAP financial measures should be considered as supplemental in nature and are not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, our non-GAAP financial measures may not be the same as, or comparable to, similar non-GAAP measures presented by other companies.
The non-GAAP financial measures referenced by Sensata in this release include: adjusted net income, adjusted net income margin, adjusted earnings per share (“EPS”), adjusted earnings before interest and taxes (“EBIT”), adjusted EBIT margin, free cash flow, net debt, organic revenue growth, and segment profit margin measured on a constant currency basis. We also refer to the change of certain non-GAAP measures, usually reported either as a percentage or number of basis points, between two periods and measured on either a reported or an organic basis, the latter of which excludes the impact of acquisitions, net of exited businesses that occurred within the previous 12 months and the effect of foreign currency exchange rate differences between the comparative periods. Such changes are also considered non-GAAP measures.
Adjusted net income is defined as net income, determined in accordance with U.S. GAAP, excluding certain non-GAAP adjustments which are described in the accompanying reconciliation tables. Adjusted net income margin is calculated by dividing adjusted net income by net revenue. Adjusted EPS is calculated by dividing adjusted net income by the number of diluted weighted-average ordinary shares outstanding in the period. We believe that these measures are useful to investors and management in understanding the ongoing operations and in analysis of ongoing operating trends.
Adjusted EBIT is defined as net income, determined in accordance with U.S. GAAP, excluding interest expense, net, provision for/(benefit from) income taxes, and certain non-GAAP adjustments which are described in the accompanying reconciliation tables. Adjusted EBIT margin is calculated by dividing adjusted EBIT by net revenue. We believe that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Free cash flow is defined as net cash provided by operating activities, determined in accordance with U.S. GAAP, less additions to property, plant and equipment and capitalized software. We believe that this measure is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to fund acquisitions, repurchase ordinary shares, or for the repayment of debt obligations.
Net debt is defined as total debt, capital lease and other financing obligations, determined in accordance with U.S. GAAP, less cash and cash equivalents. We believe that this measure is useful to investors and management as an indicator of trends in our overall financial condition.
Organic revenue growth is defined as the reported percentage change in net revenue, determined in accordance with U.S. GAAP, excluding the impact of acquisitions, net of exited businesses that occurred within the previous 12 months and the effect of foreign currency exchange rate differences between the comparative periods. We believe that this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Segment profit margin measured on a constant currency basis is defined as segment profit, excluding the favorable or unfavorable impact of foreign currency exchange rate differences with the comparative (prior) period, divided by segment revenue, also adjusted to exclude the favorable or unfavorable impact of foreign currency exchange rate differences with the comparative (prior) period. We believe that this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Safe Harbor Statement
This earnings release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Sensata believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results, or other expectations expressed in this earnings release, including, without limitation, risks associated with regulatory, legal, governmental, political, economic, and military matters; adverse conditions in the automotive industry; competition in our industry, including pressure from customers to reduce prices; supplier interruptions, which could limit access to manufactured components or raw materials; business disruptions due to natural disasters; labor disruptions; difficulties with or failures integrating acquired businesses; market acceptance of new products; and our level of indebtedness. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made; and we undertake no obligation to publicly update or revise any forward-looking statements, whether to reflect any future events or circumstances or otherwise. See "Risk Factors" in the Company's 2017 Annual Report on Form 10-K and other public filings and press releases. Copies of our filings are available from our Investor Relations department or from the SEC website, www.sec.gov.

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Statements of Operations
(Unaudited)

($ in 000s, except per share amounts)
	For the three months ended
	March 31, 2018	March 31, 2017
Net revenue	$886,293	$807,271
Operating costs and expenses:
Cost of revenue	582,457	532,419
Research and development	36,001	31,804
Selling, general and administrative	81,322	70,114
Amortization of intangible assets	35,069	40,258
Restructuring and other charges, net	3,766	11,050
Total operating costs and expenses	738,615	685,645
Profit from operations	147,678	121,626
Interest expense, net	(38,429)	(40,277)
Other, net	(4,633)	4,719
Income before taxes	104,616	86,068
Provision for income taxes	14,126	14,332
Net income	$90,490	$71,736

Net income per share:
Basic	$0.53	$0.42
Diluted	$0.52	$0.42

Weighted-average ordinary shares outstanding:
Basic	171,404	170,947
Diluted	172,856	171,905

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

($ in 000s)
	For the three months ended
	March 31, 2018	March 31, 2017
Net income	$90,490	$71,736
Other comprehensive income, net of tax:
Cash flow hedges	6,539	132
Defined benefit and retiree healthcare plans	977	480
Other comprehensive income	7,516	612
Comprehensive income	$98,006	$72,348

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Balance Sheets
(Unaudited)

($ in 000s)
	March 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$828,266	$753,089
Accounts receivable, net of allowances	627,749	556,541
Inventories	459,699	446,129
Prepaid expenses and other current assets	102,868	92,532
Total current assets	2,018,582	1,848,291
Property, plant and equipment, net	753,965	750,049
Goodwill	3,005,464	3,005,464
Other intangible assets, net	885,569	920,124
Deferred income tax assets	33,615	33,003
Other assets	85,681	84,594
Total assets	$6,782,876	$6,641,525

Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt, capital lease and other financing obligations	$8,178	$15,720
Accounts payable	350,999	322,671
Income taxes payable	22,313	31,544
Accrued expenses and other current liabilities	284,419	259,560
Total current liabilities	665,909	629,495
Deferred income tax liabilities	341,550	338,228
Pension and other post-retirement benefit obligations	40,007	40,055
Capital lease and other financing obligations, less current portion	27,735	28,739
Long-term debt, net	3,221,676	3,225,810
Other long-term liabilities	35,058	33,572
Total liabilities	4,331,935	4,295,899
Total shareholders’ equity	2,450,941	2,345,626
Total liabilities and shareholders’ equity	$6,782,876	$6,641,525

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Statements of Cash Flows
(Unaudited)

($ in 000s)	For the three months ended
	March 31, 2018	March 31, 2017
Cash flows from operating activities:
Net income	$90,490	$71,736
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	27,855	28,795
Amortization of debt issuance costs	1,805	1,857
Share-based compensation	5,090	3,952
Loss on debt financing	2,350	—
Amortization of intangible assets	35,069	40,258
Deferred income taxes	636	3,400
Unrealized loss on hedges and other	8,819	2,120
Changes in operating assets and liabilities	(48,859)	(32,417)
Net cash provided by operating activities	123,255	119,701

Cash flows from investing activities:
Additions to property, plant and equipment and capitalized software	(30,938)	(33,059)
Proceeds from the sale of assets	—	2,937
Net cash used in investing activities	(30,938)	(30,122)

Cash flows from financing activities:
Proceeds from exercise of stock options and issuance of ordinary shares	2,219	2,450
Payments on debt	(11,325)	(11,122)
Payments to repurchase ordinary shares	—	(498)
Payments of debt issuance costs	(5,813)	(137)
Other	(2,221)	—
Net cash used in financing activities	(17,140)	(9,307)
Net change in cash and cash equivalents	75,177	80,272
Cash and cash equivalents, beginning of period	753,089	351,428
Cash and cash equivalents, end of period	$828,266	$431,700

Revenue by Business, Geography, and End Market (Unaudited)

(% of total revenue)	Three months ended March 31,
	2018	2017
Performance Sensing	74.8%	74.3%
Sensing Solutions	25.2%	25.7%
Total	100.0%	100.0%

(% of total revenue)	Three months ended March 31,
	2018	2017
Americas	42.0%	42.3%
Europe	30.3%	31.3%
Asia/Rest of World	27.7%	26.4%
Total	100.0%	100.0%

(% of total revenue)	Three months ended March 31,
	2018	2017
Automotive*	61.3%	62.0%
Heavy vehicle and off-road	15.0%	14.0%
Appliance and heating, ventilation and air-conditioning	6.1%	6.6%
Industrial	9.3%	9.5%
Aerospace	4.7%	4.7%
All other	3.6%	3.2%
Total	100.0%	100.0%
*Includes $13.9M of revenue in Q1-18 reflected in Sensing Solutions segment

	Three months ended March 31, 2018
	Reported Growth	Organic Growth	End Market Growth*
Automotive	8.7%	4.5%	(1.1%)
Heavy vehicle and off-road	17.8%	14.2%	4.5%
*Excludes Toyota, adjusted for Sensata's geographic mix

The following unaudited table reconciles Sensata’s net income to adjusted net income for the three months ended March 31, 2018 and 2017.

(In 000s, except per share amounts)	Three months ended March 31,
	2018	2017
Net income	$90,490	$71,736
Restructuring related and other*	6,664	7,691
Financing and other transaction costs	5,690	—
Deferred loss/(gain) on other hedges	6,062	(5,340)
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	35,630	41,994
Deferred income tax and other tax expense/(benefit)	636	3,542
Amortization of debt issuance costs	1,805	1,857
Total adjustments	$56,487	$49,744
Adjusted net income	$146,977	$121,480
Weighted-average diluted shares outstanding	172,856	171,905
Adjusted EPS	$0.85	$0.71
*Restructuring related and other includes charges, net related to certain restructuring actions as well as other costs (or income), which we believe are either unique or unusual to the identified reporting period, and that we believe impact comparisons to prior period operating results.  Such amounts are excluded from internal financial statements and analyses that management uses in connection with financial planning, and in its review and assessment of our operating and financial performance, including the performance of our segments.  Restructuring related and other does not, however, include charges related to the integration of acquired businesses, including such charges that are recognized as Restructuring and other charges, net in our condensed consolidated statements of operations.
Sensata's definition of adjusted net income excludes the deferred provision for/(benefit from) income taxes and other tax expense/(benefit). Sensata's deferred provision for/(benefit from) income taxes includes: adjustments for book-to-tax basis differences due primarily to the step-up in fair value of fixed and intangible assets and goodwill, the utilization of net operating losses, and adjustments to our U.S. valuation allowance in connection with certain acquisitions. Other tax expense/(benefit) includes certain adjustments to unrecognized tax positions.
As Sensata treats deferred income taxes as an adjustment to compute adjusted net income, the deferred income tax effect associated with the reconciling items, above, would not change adjusted net income for any period presented.
The current income tax (benefit)/expense associated with the reconciling items above, which is included in adjusted net income, would be as follows: Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory: ($0.0) million and ($0.0) million for the three months ended March 31, 2018 and 2017, respectively; and Restructuring and special charges of ($0.3) million and ($0.1) million for the three months ended March 31, 2018 and 2017, respectively.

The following unaudited table identifies where in the Condensed Consolidated Statements of Operations the adjustments to reconcile net income to adjusted net income were recorded for the three months ended March 31, 2018 and 2017.

($ in 000s)	Three months ended March 31,
	2018	2017
Cost of revenue	$4,339	$5,177
Selling, general and administrative	4,233	1,303
Amortization of intangible assets	33,415	38,929
Restructuring and other charges, net	3,647	4,276
Interest expense, net	1,805	1,857
Other, net	8,412	(5,340)
Provision for income taxes	636	3,542
Total adjustments	$56,487	$49,744
The following unaudited table reconciles the Company’s net cash provided by operating activities to free cash flow.

($ in 000s)	Three months ended March 31,		% Change
	2018	2017
Net cash provided by operating activities	$123,255	$119,701	3.0%
Additions to property, plant and equipment and capitalized software	(30,938)	(33,059)	6.4%
Free cash flow	$92,317	$86,642	6.5%

The following unaudited table reconciles Sensata’s diluted net income per share to organic adjusted EPS growth for the three months ended March 31, 2018 and 2017. The amounts in the table below have been calculated based on unrounded numbers. Accordingly, certain amounts may not sum due to the effect of rounding.

	Three months ended March 31,
	2018	2017

Diluted net income per share	$0.52	$0.42
Non-GAAP adjustments:
Restructuring related and other	0.04	0.04
Financing and other transaction costs	0.03	0.00
Deferred loss/(gain) on other hedges	0.04	(0.03)
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	0.21	0.24
Deferred income tax expense and other tax expense/(benefit)	0.00	0.02
Amortization of debt issuance costs	0.01	0.01
Adjusted EPS	$0.85	$0.71

Percentage change in adjusted EPS	19.7%
Less: year-over-year impact due to:
Foreign exchange rate differences	4.2%
Organic adjusted EPS growth	15.5%
The following unaudited table reconciles Sensata’s total debt, capital lease and other financing obligations to net debt.

	Balance as of
($ in 000s)	March 31, 2018	December 31, 2017	Change ($)
Current portion of long-term debt, capital lease and other financing obligations	$8,178	$15,720	$(7,542)
Capital lease and other financing obligations, less current portion	27,735	28,739	(1,004)
Long-term debt, net	3,221,676	3,225,810	(4,134)
Total debt, capital lease and other financing obligations	3,257,589	3,270,269	(12,680)
Less: Discounts	(17,233)	(14,424)	(2,809)
Less: Deferred financing costs	(26,607)	(27,758)	1,151
Gross indebtedness	3,301,429	3,312,451	(11,022)
Less: Cash and cash equivalents	828,266	753,089	75,177
Net debt	$2,473,163	$2,559,362	$(86,199)

The following unaudited tables reconcile Sensata’s net income to adjusted EBIT for the three months ended March 31, 2018 and 2017. Percentage amounts in the table below have been calculated based on unrounded numbers. Accordingly, certain amounts may not sum due to the effect of rounding.

	$ in thousands		% of net revenue
	Three months ended March 31,		Three months ended March 31,
	2018	2017	2018	2017
Net income	$90,490	$71,736	10.2%	8.9%
Interest expense, net	38,429	40,277	4.3%	5.0%
Provision for income taxes	14,126	14,332	1.6%	1.8%
Earnings before interest and taxes (“EBIT”)	143,045	126,345	16.1%	15.7%
Non-GAAP adjustments:
Restructuring related and other	6,664	7,691	0.8%	1.0%
Financing and other transaction costs	5,690	—	0.6%	—
Deferred loss/(gain) on other hedges	6,062	(5,340)	0.7%	(0.7%)
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	35,630	41,994	4.0%	5.2%
Adjusted EBIT	$197,091	$170,690	22.2%	21.1%

Year-over-year change	15.5%		110 bps
Less: year-over-year impact due to:
Foreign exchange rate differences	2.7%		(20 bps)
Organic adjusted EBIT growth	12.8%		130 bps

The following unaudited table reconciles Sensata’s projected (GAAP) diluted net income per share to its projected adjusted EPS for the three months ended June 30, 2018 and full year ended December 31, 2018. The amounts in the table below have been calculated based on unrounded numbers. Accordingly, certain amounts may not sum due to the effect of rounding.

	Three months ended June 30, 2018		Full year ended December 31, 2018
	Low End	High End	Low End	High End

Projected GAAP Earnings per diluted share	$0.62	$0.63	$2.50	$2.57
Restructuring related and other	0.02	0.03	0.06	0.10
Financing and other transaction costs	—	0.01	0.03	0.04
Deferred loss/(gain) on other hedges *	—	—	0.04	0.04
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	0.20	0.20	0.80	0.80
Deferred income tax and other tax expense/(benefit)	0.05	0.06	0.10	0.14
Amortization of debt issuance costs	0.01	0.01	0.04	0.04
Projected Adjusted Net Income per diluted share	$0.90	$0.94	$3.57	$3.73
Weighted-average diluted shares outstanding (in 000s)	172,800	172,800	172,800	172,800
* We are unable to predict movements in commodity prices and, therefore, the impact of mark-to-market adjustments on our commodity forward contracts to our projected 2018 diluted net income per share. In prior periods, such adjustments have been significant to our reported GAAP earnings.

# # #

Contacts:

Investors:	Media:
Joshua Young	Alexia Taxiarchos
(508) 236-2196	(508) 236-1761
Joshua.young@sensata.com	ataxiarchos@sensata.com